                                                                     Exhibit 4.1

                                                              September 20, 1995

Balanced Care Corporation
3507 Market Street, Suite 202
Camp Hill, Pennsylvania  17011

Attention:        Brad E. Hollinger

         Re:      Commitment for Financing in Balanced Care Corporation

Dear Mr. Hollinger:

                  I hereby commit to the Balanced Care Corporation (the "Company") that, subject to the terms and conditions contained herein, I will purchase certain Company securities. If all such terms and conditions are satisfied, pursuant to this letter, I will purchase an aggregate of 344,444 shares of Common Stock (as hereinafter defined), constituting 10% of the then-outstanding shares of Common Stock of the Company when all such purchases are completed (without giving effect to the purchase of the Preferred Stock, as hereinafter defined) for $3,333.33, and an aggregate of 1,000,000 shares of such Preferred Stock for $2,000,000.

         1. (a) I agree to purchase from the Company, and the Company agrees to sell to me, upon the terms and conditions contained herein, on or before September 20, 1995 (the "Execution Date") (i) in a private sale transaction newly issued shares of common stock of the Company (the "Common Stock") constituting two and seventy one-hundredths of a percent (2.70%) of the outstanding Common Stock (without giving effect to the other purchases described in this letter) at an aggregate purchase price of $833.33, and (b) 50,000 newly issued shares of the Company's convertible Series A preferred stock at a price of $2.00 per share (the "Preferred Stock"), with dividends to be paid quarterly at an annual rate of twelve percent (12%), payable at the Company's choice in either cash, additional shares of Preferred Stock valued at $2.00 per share, or any combination thereof (provided, however, that the Company shall have the option upon notice (1) on and after the first anniversary of the date of issuance of any such Preferred Stock (the "Termination Date") and (2) upon the issuance by the Company of additional shares of preferred stock of the Company aggregating at least $750,000 (other than additional shares of the Preferred Stock) to terminate the payment of such dividends and to issue to the holders of the Preferred Stock for each share of Preferred Stock that fraction of a share of Preferred Stock (x) the numerator of which is 100,000 multiplied by the number of shares of Preferred Stock issued and outstanding on the date immediately prior to the Termination Date (other than shares of Preferred Stock issued in payment of the Company's dividend obligations) and (y) the denominator of which is the number of shares of Preferred Stock issued and outstanding on the date immediately prior to the Termination Date multiplied by one million.


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Balanced Care Corp.
September 20, 1995
Page 2


The holders of the Preferred Stock shall have the right to vote with the holders of the Common Stock on all matters and shall have one (1) vote per share. Each share of Preferred Stock shall be convertible at any time into one
(1) share of Common Stock and shall have the other rights reflected in the Certificate of Designation attached hereto as Exhibit A.

                  (b) Within forty-five (45) days of the date of execution of this letter (the "Execution Date"), I agree to purchase additional Common Stock constituting two and sixty-three one-hundredths of a percent (2.63%) of the outstanding Common Stock (without giving effect to the purchases of Preferred Stock described in this letter) at an aggregate purchase price of $833.33, and an additional 75,000 newly issued shares of Preferred Stock at a price of $2.00 per share.

                  (c) Within ten (10) days of the date the Condition (as defined below) is satisfied, I agree to purchase in a private sale transaction additional Common Stock constituting five percent (5%) of the outstanding Common Stock (without giving effect to the purchases of Preferred Stock described in this letter) at an aggregate price of $1,666.65 and an additional 125,000 newly issued shares of Preferred Stock at a price of $2.00 per share.

                  (d) I further agree to purchase (i) in a private sale transaction an additional 500,000 newly issued shares of Preferred Stock at a price of $2.00 per share on the five (5) month anniversary (or, if later, the date which is ten (10) days after the Condition (as defined below) is satisfied) of the Execution Date and (ii) an additional 250,000 newly issued shares of Preferred Stock at a price of $2.00 per share on the eleven (11) month anniversary (or, if later, the date which is ten (10) days after the Condition (as defined below) is satisfied) of the Execution Date; provided, in each case, that at least 500,000 of my shares of Sun Healthcare Group, Inc. ("Sun") have been sold to investors at an average price per share of at least $10.00 (the "Condition") and provided, in the case of (i) that 1 and 2(a) of Exhibit B attached hereto are satisfied, and in the case of (ii) that 1, 2(b) and 3 of Exhibit B are satisfied.

                  I shall make reasonable best efforts to cause the Condition to be satisfied.

                  (e) Upon consummation of the issuances of Common Stock described in this letter, there will be 3,444,444 shares of Common Stock outstanding (without giving effect to the purchase and conversion of Preferred Stock described in this letter).

                  (f) The Company shall have the option to terminate any further obligations of both parties under this letter if the Condition has not been satisfied on or before December 1, 1995, upon five (5) days' written notice to me unless prior to the expiration of such five (5) day period I waive in writing the requirement that the Condition be satisfied as a condition to my obligation contained in Section 1(d) of this letter. The Company and I shall each have the option to terminate any further obligations of this letter if the Condition has not been satisfied within five (5) months of the Execution Date, upon five (5) days' written notice, unless with respect to the termination by the Company, I waive in writing the Condition.


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Balanced Care Corp.
September 20, 1995
Page 3


         2. My commitment contained in this letter is subject to my (a) holding 30.25% of the Common Stock after giving effect to the purchase of the Common Stock, the Preferred Stock (including the 500,000 and 250,000 shares of Preferred Stock) and the conversion of all Preferred Stock to Common Stock, (b) being granted the right to name one (1) member of the Board of Directors of the Company in accordance with the Shareholders' Agreement (as defined below) for each 10% of the Common Stock I own and (c) Messrs. Hollinger, Sutton and Barth entering into employment agreements with the Company reasonably satisfactory to me. In addition, the Company and I agree to execute a shareholders' agreement substantially on the terms set forth in Exhibit C attached hereto (the "Shareholders' Agreement"), it being understood that the other shareholders of the Company will be parties to the Shareholders' Agreement. The Common Stock and the Preferred Stock collectively shall be referred to as the "Securities."

         3.       I hereby represent and warrant to the Company as follows:

                  (a) I understand that the Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements.

                  (b) I am purchasing the Securities for my own account and not with a view to or in a sale which would be in violation of the Act.

                  (c) I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the Securities, and, having had access to, or having been furnished with, all such information as I have considered necessary, have concluded that I am able to bear those risks.

                  (d) The Securities have not been offered or sold to me by any form of general solicitation or general advertising.

                  (e) I understand that if any transfer of the Securities is to be made in reliance on an exemption under the Act, the Company as the issuer of the Securities may require an opinion of counsel satisfactory to the Company that such transfer may be pursuant to an exemption under the Act.

                  (f) In making any subsequent offering or sale of the Securities I will be acting only for myself and not as part of a sale or planned distribution which would be in violation of the Act.

                  (g) I acknowledge that, so long as appropriate, a legend similar to the following may appear on the certificates representing the
Securities: "These securities have not


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Balanced Care Corp.
September 20, 1995
Page 4


been registered under the Securities Act of 1933 and may be re-offered and sold only if so registered or if an exemption from registration is available. Additionally, these securities are subject to certain restrictions contained in a shareholders' agreement, a copy of which may be obtained from the Company."

                  (h) All obligations and commitments described in this letter are valid and enforceable against me and my assigns and designees, and my performance of such obligations and commitments does not and will not violate any law, ordinance, administrative or governmental rule or regulation applicable to me or any decree of any court or governmental agency or body having jurisdiction over me, or cause me to be in default in any material respect in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any material agreement, indenture, lease or other instrument to which I am a party or by which I or my property may be bound.

                  (i) I have reviewed the Company's business plan attached hereto as Exhibit D and have had the opportunity to ask all questions and make all inquiries which I deem necessary in connection with the investment and financing contemplated in this letter.

         4. By acknowledging this letter, the Company represents and warrants the following:

                  (a) The Company is a duly formed corporation under the laws of Delaware and was formed on April 17, 1995. The Company has performed no activities other than those that are incidental to its formation or the negotiation and effectuation of this letter and other than as set forth on Exhibit E attached hereto.

                  (b) The Company has an authorized capitalization consisting of (1) 7,000,000 shares of common stock, par value $0.001 per share, of which 3,100,000 shares are issued and outstanding and no shares are held in treasury, and (2) 3,000,000 shares of preferred stock, par value $0.00l per share, of which no shares are issued and outstanding, and no shares are held in treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated in this letter.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other entity is required for any transaction or commitment contemplated in this letter.

                  (d) The Company is not in violation of its certificate or articles of incorporation, by-laws or other organizational documents, or of any law, ordinance,


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Balanced Care Corp.
September 20, 1995
Page 5


administrative or governmental rule or regulation applicable to the Company or of any decree of any court or governmental agency or body having jurisdiction over the Company, or in default in any material respect in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any material agreement, indenture, lease or other instrument to which the Company is a party or by which it or its property may be bound.

                  (e) The Common Stock and the Preferred Stock has been duly authorized for issuance and, when issued in accordance with the terms of this letter, will be validly issued, fully paid and non-assessable.

                  (f) The Company will cause its counsel to deliver a legal opinion on the Execution Date substantially in the form attached hereto as Exhibit F.

         5. The Company agrees that it will not take any action on or prior to July 14, 1996, which would result in my being in breach of Section 7 of the agreement dated May 5, 1995, between Sun and myself, a copy of which has previously been provided to the Company.

         6. The Company agrees to credit towards my purchase of the additional 500,000 newly issued shares of Preferred Stock described in Section 1(d) of this letter the aggregate amount of my costs and expenses up to $15,000 (including reasonable attorney's and accountant's fees) arising in connection with the preparation, execution and delivery of this letter and the definitive agreements (the "Expenses").

         7. The Company agrees to grant to any entity owned by me which provides respiratory therapy services (the "Entity") a right of first refusal to provide respiratory therapy services to the leased, owned or managed care facilities of the Company. Additionally, I agree that at the Company's request I will cause the Entity to provide respiratory therapy to any of the Company's leased, owned or managed care facilities, on terms and conditions no less favorable to the Company than those provided to any other third party requiring such respiratory therapy services.

         THIS LETTER AND THE RIGHTS AND OBLIGATIONS DESCRIBED HEREIN, SHALL BE GOVERNED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.


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Balanced Care Corp.
September 20, 1995
Page 6


         If you are in agreement with the foregoing, please sign and return the enclosed copies of this letter to me no later than 5:00 P.M., New York City time, on September 20, 1995. This offer shall terminate at such time unless a signed copy of this letter has been delivered to me.

                                  Very truly yours,

                                  /s/ John Brennan
                                  ----------------
                                  John Brennan

Agreed to and accepted this
20th day of September, 1995.

BALANCED CARE CORPORATION

By:      /s/ Brad Hollinger
         ------------------
         Brad Hollinger
         President

Attachments


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                                                                       Exhibit A

                           Certificate of Designation


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                           BALANCED CARE CORPORATION

                           Certificate of Designation, Preferences and Rights of a Series of Convertible Preferred Stock by Resolution of the Board of Directors Providing for the Authorization of up to of 1,500,000 Shares of Convertible Preferred Stock Designated "Convertible Series A Preferred Stock"
                           ---------------------------------------------------

                  Balanced Care Corporation, a Delaware corporation (the "Company"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate under the corporate seal of the Company, and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company by the Certificate of Incorporation, as amended and restated, the Board of Directors, at a meeting thereof duly called and held on September 20, 1995, at which meeting a quorum was present and acting throughout, duly adopted the following resolutions providing for the issue of shares of Preferred Stock hereinafter referred to, and further providing with respect to such issue of shares of Preferred Stock for such powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, as are hereinafter set forth, in addition to those set forth in said Certificate of Incorporation;

                  RESOLVED, that pursuant to Article 4 of the Certificate of Incorporation, as amended (which authorizes 3,000,000 shares of Preferred Stock, $0.00l par value, of which none is presently issued and outstanding), the Board of Directors hereby provides for the authorization of a series of up to 1,500,000 shares of Preferred Stock designated "Convertible Series A Preferred Stock"; and

                  RESOLVED, that the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the Convertible Series A Preferred Stock (the "Series A Preferred") shall be as follows:

                  SECTION 1.        Dividends.

                  (a) The annual dividend rate on each share of the Series A Preferred shall be $0.24 on each issued and outstanding share of such stock, and no more, payable at the Company's choice in either cash, additional shares of the Series A Preferred or in any combination thereof, commencing after the date of issuance of such share of Series A Preferred (the "Issuance Date"). If the Company chooses to issue additional shares of Series A Preferred as partial or complete payment of a dividend, each such additional share shall be valued at $2.00. The dividend payable on a share of Series A Preferred for the period from the Issuance Date through the first "Dividend Payment Date", as hereinafter defined, shall be paid on a pro rata basis to the record owner of such share, computed on the basis of a 360-day year with equal months of 30 days. Dividends on each share of Series A Preferred shall be payable in four equal quarterly installments on the last day of August, November, February and May next succeeding its Issuance Date (each, a "Dividend Payment Date") and such dividends shall accrue and become cumulative from the Issuance Date. Accumulated dividends shall not bear interest. Such dividends shall be paid to the record owner of such shares on the stock register of the Company on the 15th day of the month in which such dividends are to be paid. A dividend on account or in full for arrears for any past dividend period may be declared and paid at any time, without reference to any Dividend Payment Date, to stockholders of record on such date, not exceeding 45 days preceding the payment date, as may be fixed by the Board of Directors. To the extent that the amount paid at any time or from time to time on the shares of Series A Preferred shall be less than the total amount due and payable on all such shares, such amount shall be paid pro rata to each record owner of such shares in the proportion that the total number of such shares owned bears to the total number of shares of the Series A Preferred then outstanding. The shares of Series A Preferred shall be junior as to dividends to all Senior Stock.

                  (b) The Company shall have the option to terminate the provisions of the foregoing Section 1(a) (the "Option") (i) commencing on the date of the first anniversary of the Issuance Date, (ii) upon the issuance by the Company of additional shares of Preferred Stock of the Company (other than additional shares of the Series A Preferred issued in payment of the Company's dividend obligation) for an aggregate consideration of at least $750,000 and
(iii) upon the issuance of the Dividend Amount to the holder of each share of Series A Preferred issued and outstanding on the date (the "Termination Date") that the notice described below is mailed. The Company shall exercise the Option by mailing a notice of termination under this Section 1(b) to the holders of record of the shares of Series A Preferred at their respective addresses as the same shall appear on the books of the Company. Upon the mailing of such notice, the terms and provisions of Section 1(a) shall expire and terminate and the holders of the Series A Preferred shall no longer be entitled to the dividend on the shares of Series A Preferred referred to in such Section 1(a).

                  (c) In the event that the Company shall declare a dividend payable in cash on the shares of Common Stock of the Company (a "Common Cash Dividend"), the holders of the Series A Preferred shall be entitled to participate in such Common Cash Dividend on a pro rata basis with the holders of the Common Stock and shall be entitled to a proportionate share of any such Common Cash Dividend as though the holders of the Series A Preferred were holders of the number of shares of Common Stock of the Company into which their respective shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such Common Cash Dividend.

                  SECTION 2. Restrictions on Junior and Parity Stock Payments.

                  (a) So long as any of the Series A Preferred is outstanding, the Company will not declare any dividend (other than a dividend payable in Junior Stock of the Company) on any class of Junior Dividend Stock and will not make any other Junior Stock Payment unless, after giving effect to the proposed Junior Stock Payment, at the date of declaration in the case of a dividend, or at the date of setting apart money therefor in the case of any mandatory redemption or purchase or other analogous fund, or at the date of payment or distribution in the case of any


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other Junior Stock Payment (each such date being herein called a "Junior Stock
Payment Date"), all dividends on the Series A Preferred for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid, or declared and provided for in cash, United States Treasury Bills or Notes, or other obligations the payment of which is guaranteed by the United States, sufficient for the payment thereof.

                  (b) No dividend shall be paid on the shares of any series of Parity Dividend Stock with respect to any dividend period unless (i) dividends for all past dividend periods on the Series A Preferred shall have been paid and (ii) the full current dividend shall simultaneously have been paid on the shares of the Series A Preferred, or shall have been declared and provided for in cash, United States Treasury Bills or Notes or other obligations the payment of which is guaranteed by the United States, sufficient for the payment thereof, except that, at any time when dividends on the Series A Preferred shall be in arrears and shall also be in arrears on any other class or series of Parity Dividend Stock, the Company may make payments in respect of such dividends provided that such payments shall be made ratably in proportion to the amounts which would be payable on all such shares if all cumulative dividends accrued thereon were declared and paid in full to the then current dividend payment date with respect to the Series A Preferred.

                  SECTION 3. Redemption. Shares of the Series A Preferred shall be redeemable, at the Company's election, in whole or in part, at any time and from time to time; provided, however, that if the Dividend Amount referred to in Section 1(b) hereof has not been paid prior to the Redemption Date (as hereinafter defined), then prior to, and as a condition precedent to, any valid redemption hereunder, the Company shall distribute to the holder of each redeemed share of Series A Preferred the Redemption Amount with respect to each such redeemed share, which Redemption Amount shall also be redeemed by the Company in accordance with the following provisions; further provided, that no Redemption Amount shall be distributed with respect to shares of Series A Preferred which were themselves distributed as Redemption Amount. Any redemption by the Company shall be at the cash redemption price of $2.00 per share of Series A Preferred, together in each case with accrued and unpaid dividends, if any, to the date fixed for redemption.

                  If less than all of the outstanding shares of the Series A Preferred not previously called for cash redemption are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares not previously called for cash redemption by lot or pro rata as determined by the Board of Directors of the Company. The Company may not redeem for cash less than all outstanding shares of the Series A Preferred unless full cumulative dividends shall have been declared and paid or set apart for payment upon all outstanding shares of the Series A Preferred for all past dividend periods. Shares of the Series A Preferred redeemed for cash by the Company shall be restored to the status of authorized but unissued shares of Preferred Stock, without designations as to series, and may thereafter be issued, but not as shares of Series A Preferred.

                  Notice of every redemption under this Section 3, effective upon mailing, shall be mailed by registered mail not less than 20 business days in advance of the date designated for such redemption to the holders of record of the shares of Series A Preferred to be redeemed at their respective addresses as the same shall appear on the books of the Company.

                  Every notice of redemption under this Section 3 shall be accompanied by an officers' certificate certifying all facts which are conditions precedent to such redemption.

                  SECTION 4. Voting. Except as otherwise required by law and as specified in this Section 4, the holders of shares of the Series A Preferred shall have the right and power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of common stockholders. Unless otherwise required by law, on any matters on which the holders of the Series A Preferred shall be entitled to vote, they shall vote together with the holders of the Common Stock as a single class, and each holder of Series A Preferred shall be entitled to that number of votes per share of Series A Preferred held as is equal to the number of shares of Common Stock into which a share of Series A Preferred could be converted in accordance with Section 6 hereof on the record date of the meeting at which such vote is being taken, or if there is no meeting then on the date such vote is taken.

                  SECTION 5. Liquidation. In the event of any complete or partial liquidation, dissolution, distribution of assets or winding-up of the Company, whether voluntary or involuntary, the holders of shares of the Series A Preferred shall each be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of the Series A Preferred a sum equal to $2.00 plus accrued dividends (including cumulative dividends) to the date of such liquidation, dissolution, distribution of assets or winding-up for the purposes hereof before any distribution shall be made to the holders of Junior Stock of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then such assets shall be distributed among the holders of the Series A Preferred ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Neither the merger or consolidation of the Company, nor the sale of all or part of its assets, shall be deemed a liquidation, dissolution or winding-up of the affairs of the Company within the meaning of the foregoing provisions of this Section 5 provided that the consolidation, merger or sale does not adversely affect the Preferred Stock. In the event of any complete or partial liquidation, dissolution, distribution of assets or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of all Senior Stock shall have been paid in full.

                  SECTION 6. Conversion Rights. Each share of the Series A Preferred shall be convertible (i) at the option of the record holder thereof at any time prior to redemption, by presentation of the certificate representing such share by the record holder in person or by registered mail, return receipt requested with postage prepaid thereon, at the office of the Company located in Camp Hill, Pennsylvania, and at such other offices, if any, as the Board of Directors may determine; or (ii) automatically, upon consummation of the Company's Initial Public Offering (the "IPO"), by virtue of the consummation of such IPO and without any further action on the part of the holder of the Series A Preferred; into the number of shares of fully paid and nonassessable shares of Common Stock determined by dividing the amount of $2.00, by the conversion price in effect at the time of conversion. The conversion price initially shall be $2.00 (the "Conversion Price") and shall be subject to adjustment from time to time as follows:

                  (a) If the Company, at any time while any shares of Series A Preferred are outstanding, shall pay a dividend payable in Common Stock or make any other distribution to its stockholders payable in its Common Stock, then the Conversion Price shall be adjusted, as of the date that the Company shall take a record of the holders of its Common Stock for the purpose of effecting such dividend or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such record or distribution date by a fraction (i) the numerator of which shall be the total number of shares of the Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of the Common Stock outstanding immediately after such dividend or distribution; provided, however, that this Section 6(a) shall not apply to that certain 31 to 1 stock split being declared by the Board of Directors of the Company to holders of record of the outstanding capital stock of the Company on or about September 20, 1995.

                  (b) If the Company, at any time while any shares of Series A Preferred are outstanding, shall subdivide the Common Stock, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision, or if the Company shall take a record of holders of the Common Stock for the purpose of so subdividing, as of such record date, whichever is earlier.

                  (c) If the Company, at any time while any shares of Series A Preferred are outstanding, shall combine the Common Stock, the Conversion Price shall be proportionately increased as of the effective date of such combination or, if the Company shall take a record of holders of the Common Stock for the purpose of so combining, as of such record date, whichever is earlier.

                  (d) If there is any reorganization, or reclassification of the Common Stock, or merger or consolidation of the Company in which the Company is not the surviving corporation, in lieu of the shares of Common Stock theretofore issuable upon the exercise of the conversion rights of the Series A Preferred, each holder of Series A Preferred shall have the right to procure upon exercise of the conversion rights of such Preferred Stock the kind and amount of shares of stock, other securities, money and property which it would have received at the time of such reclassification, reorganization, merger or consolidation if such holder of Series A Preferred had exercised the conversion rights of the Series A Preferred immediately prior to such reclassification or reorganization. The provisions of this Section 6(d) shall similarly apply to successive reorganizations, reclassifications, mergers or consolidations.

                  (e) Notwithstanding anything to the contrary herein contained, no adjustment of the Conversion Price shall be made if the amount of such adjustment shall be less than $0.01 per share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to $0.01 per share or more.

                  (f) Whenever the Conversion Price is adjusted as herein provided and whenever a new Conversion Price becomes effective, a notice stating that the Conversion Price has been adjusted and setting forth the new Conversion Price and in reasonable detail the method of calculation upon which such calculation is based shall forthwith be prepared, and as soon as practicable after it is required, the Company shall cause such notice to be mailed to the holders of the Series A Preferred at their last addresses as they shall appear upon the books of the Company.

                  In case at any time conditions shall arise by reason of action taken by the Company, which, in the opinion of the Board of Directors of the Company, are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of the Series A Preferred, or in case at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Board of Directors of the Company shall appoint a firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company), who shall give their opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 6), of the Conversion Price (including, if necessary, any adjustment as to the securities into which the Series A Preferred may thereafter be convertible) which is, or would be, required to preserve without dilution the rights of the holders of the Series A Preferred. The Board of Directors of the Company shall make the adjustment recommended forthwith upon the receipt of such opinion or the taking of any such action contemplated, as the case may be; provided, however, that no adjustment of the Conversion Price shall be made which in the opinion of the accountant or firm of accountants giving the aforesaid opinion would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

                  The Company covenants that it will at all times reserve and keep available, out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred as herein provided, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the holders of the Series A Preferred, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series A Preferred. The Company covenants that all shares of Common Stock which shall be so issuable shall upon issue be duly and validly issued and fully paid and nonassessable.

                  The Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall make payment in respect of any final fraction of a share based on the Per Share Market Value at such time or, if a Per Share Market Value cannot be determined, on the Conversion Price.

                  The issuance of certificates for shares of Common Stock on conversion of Series A Preferred shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the Series A Preferred which has been converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  SECTION 7. Definitions. For the purposes hereof, the following terms shall have the following respective meanings:

                  "Common Stock" shall mean all shares now or hereafter authorized of the class of Common Stock, $0.00l par value, of the Company presently authorized and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Dividend Amount" shall mean that fraction of a share of Series A Preferred, (a) the numerator of which is 100,000 multiplied by the number of shares of Series A Preferred issued and outstanding on the date immediately prior to the Termination Date (other than shares of Series A Preferred issued in payment of the Company's dividend obligations) and (b) the denominator of which is the number of shares of Series A Preferred issued and outstanding on the date immediately prior to the Termination Date multiplied by 1,000,000.

                  "Initial Public Offering" or "IPO" shall mean the first issuance and sale of equity securities of the Company in an underwritten public offering registered under the Securities Act of 1933, as amended.

                  "Junior Distribution Stock" shall mean the Common Stock of the Company and any other stock of the Company over which the Series A Preferred has a preference as to distribution of assets.

                  "Junior Dividend Stock" shall mean the Common Stock of the Company and any other stock over which the Series A Preferred has a preference as to payment of dividends.

                  "Junior Stock" shall mean the Common Stock and any other class of stock of the Company hereafter authorized over which the Series A Preferred shall have precedence or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company.

                  "Junior Stock Payment" shall mean:

                  (a) any dividend (other than a dividend payable in Common Stock) on any class of Junior Dividend Stock; or

                  (b) any redemption, purchase or other acquisition for value, or setting apart money for any mandatory purchase or other analogous fund for the redemption or purchase of, any shares of any class of Junior Distribution Stock, or any other distribution made in respect of any class of Junior Distribution Stock, either directly or indirectly.

                  "Parity Distribution Stock" shall mean any stock of the Company ranking as to distribution of assets on a parity with the Series A Preferred.

                  "Parity Dividend Stock" shall mean any stock of the Company ranking as to payment of dividends on a parity with the Series A Preferred.

                  "Parity Stock" shall mean Parity Dividend Stock or Parity Distribution Stock.

                  "Per Share Market Value" shall mean on any particular date
(a) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange, the mean between the final bid and final asked prices for a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotations System ("NASDAQ") at the close of business on such date, or (c) if the Common Stock is not quoted on NASDAQ, the mean between the bid and asked prices for a share of Common Stock in the over-the-counter market on such date, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is not publicly traded, an independent appraiser will be retained to determine per share market value, provided that none of the transactions related to the foregoing shall include purchases by any "affiliate" (as such term is defined in the General Rules and Regulations under the Securities Act of 1933, as amended) of the Company.

                  "Person" shall mean a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Preferred Stock" shall mean all shares now or hereafter authorized of the Preferred Stock, $0.00l par value, of the Company.

                  "Prior Stock" shall mean any stock of the Company which has a preference over the Series A Preferred as to payment of dividends or as to distribution of assets.

                  "Redemption Amount" shall mean that fraction of a share of Series A Preferred, (a) the numerator of which is 100,000 multiplied by the number of shares of Series A Preferred issued and outstanding (other than shares of Series A Preferred issued in payment of the Company's dividend obligations) which are being redeemed pursuant to Section 3 hereof on the date immediately prior to the date designated for such a redemption (the "Redemption Date") and (b) the denominator of which is the number of shares of Series A Preferred issued and outstanding on the date immediately prior to the Redemption Date multiplied by 1,000,000.

                  "Senior Stock" shall mean any shares or class of shares of the Company which are by their terms expressly made senior to the Series A Preferred as to dividends and as to distribution of assets of the Company.

                  SECTION 8. Rank. The shares of Series A Preferred shall be of equal rank with all other series of Preferred Stock, except as provided in a certificate of designation filed pursuant to Section 151 of the General Corporation Law of the State of Delaware with the Secretary of State of the State of Delaware.

                  IN WITNESS WHEREOF, the undersigned, the President of the Corporation, hereby affirms under penalties of perjury that this Certificate of Designation is the act and deed of the Corporation and that the facts contained herein are true, all on September 20, 1995.

                           BALANCED CARE CORPORATION

                            By: /s/ Brad E. Hollinger
                                ---------------------
                                Brad E. Hollinger
                                President